Exhibit 99.1

GENERAL CANNABIS ANNOUNCES RE-LAUNCH OF GC SUPPLY

Denver, CO, April 11, 2016, General Cannabis Corp (OTCQB-CANN) is pleased to announce the re-launching of GC Supply, dedicated to providing wholesale equipment and supplies to participants in the regulated cannabis industry.  GC Supply provides turnkey sourcing and stocking services to new and existing cultivation, retail and infused products manufacturing facilities.  Offerings will include infrastructure, equipment, consumables, various delivery technologies (vaporizers and capsules) and compliance packaging. Customers will also benefit from access to the expertise of our Next Big Crop division.

We are pleased with the re-launching of this service and anticipate a significant increase from our historical sales levels. Based on our current customer pipeline, we currently expect calendar 2016 wholesale revenues to exceed $750,000.

GC Supply will leverage our unique distribution system in Colorado, as well as in other states nationally.  The synergies between GC Supply and CANN’s current employee base, provides the opportunity for just-in-time delivery and other services that only General Cannabis can deliver. We plan to seek additional acquisitions that are complimentary to these product offerings.

For more information on GC Supply, call Rich Cardinal at 303-759-1300 or by email at GCSupply@generalcann.com.

About

General Cannabis Corporation is the all-in-one resource for the highest quality service providers available to the regulated Cannabis Industry. We are a trusted partner to the cultivation, production and retail side of the cannabis business. We do this through a combination of strong operating divisions such as real estate, consulting, security, financing and the distribution of important infrastructure products to grow facilities and dispensaries. As a synergistic holding company, our subsidiaries are able to leverage the strengths of each other, as well as a larger balance sheet, to succeed.

Safe Harbor

This presentation contains forward-looking statements which relate to future events or General Cannabis’ future performance or financial condition. Any statements that are not statements of historical fact (including statements containing the words “believes,” “should,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward looking statements as result of a number of factors, including those described from time to time in General Cannabis’ filings with the Securities and Exchange Commission. General Cannabis undertakes no duty to update any forward-looking statements made herein.

Contact

Robert Frichtel

CEO – General Cannabis Corp

(303) 759-1300